Exhibit 5.1

[FORM OF BALLARD SPAHR OPINION]

[                     ], 2011

Exelon Corporation

10 South Dearborn Street

P.O. Box 805379

Chicago, Illinois 60680-5379

Re:	Registration of 201,903,743 Shares of Common Stock, no par value

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-4 (the “Registration Statement”) being filed by Exelon Corporation, a Pennsylvania corporation (“Exelon”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 201,903,743 shares of common stock, no par value (the “Registered Shares”), of Exelon. The Registered Shares are to be registered pursuant to the terms of the Agreement and Plan of Merger, dated as of April 28, 2011 (the “Merger Agreement”), between Exelon and Constellation Energy Group, Inc. (“Constellation”), which provides for the merger of Constellation with a wholly-owned subsidiary of Exelon (the “Merger”). The number of Registered Shares is based upon an estimate of the maximum number of shares of common stock, without par value (“Constellation common stock”), of Constellation presently outstanding or issuable or expected to be issued in connection with the Merger, including shares of Constellation common stock issuable upon the exercise of Constellation options and restricted stock units that will be assumed by Exelon in the Merger, multiplied by the exchange ratio of 0.930 shares of Exelon common stock for each such share of Constellation common stock.

In rendering our opinion, we have reviewed and relied upon such certificates, documents, corporate records, other instruments and representations of officers of Exelon as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies and the genuineness of all signatures.

Based on the foregoing, we are of the opinion that the Registered Shares to be issued in connection with the Merger have been duly authorized and, when duly executed, delivered and issued in accordance with the respective terms of the Merger Agreement, will be legally issued, fully paid and nonassessable.

Exelon Corporation

[                    ], 2011

We express no opinion as to the law of any jurisdiction other than the laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America. We do not find it necessary for the purposes of the opinions set forth in this opinion letter, and accordingly do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various jurisdictions (other than the federal laws of the United States of America) to the issuance of the Registered Shares.

We consent to the filing of this opinion as an Exhibit 5 to the Registration Statement and to the references to this firm under the heading “Legal Matters” in the Joint Proxy Statement/Prospectus included in the Registration Statement. This opinion is not to be used, circulated, quoted, referred to or relied upon by any other person or for any other purpose without our prior written consent.

This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. We do not undertake to advise you or anyone else of any changes in the opinion expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention.

Very truly yours,